CERTIFICATE OF INCORPORATION
OF
CAESARS ENTERTAINMENT, INC.
(Composite document reflecting amendments through June 17, 2021)
ARTICLE I.
CORPORATE NAME
The name of the corporation (the “Corporation”) is Caesars Entertainment, Inc.
ARTICLE II.
REGISTERED OFFICE
The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, postal code 19801, in the County of New Castle. The name of the registered agent of the Corporation at that address is The Corporation Trust Company.
ARTICLE III.
CORPORATE PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).
ARTICLE IV.
CAPITALIZATION
The Corporation is authorized to issue five hundred million (500,000,000) shares of Common Stock having a par value of $0.00001 per share (hereinafter referred to as “Common Stock”). Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the shareholders of the Corporation for their vote.
The Corporation is further authorized to issue 150,000,000 shares of Preferred Stock at par value of $0.00001 per share. The Board of Directors is hereby expressly authorized to provide, out of the unissued shares of preferred stock, for one or more series of preferred stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding
ARTICLE V.
BOARD OF DIRECTORS
A.Management.
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    The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. An annual meeting of stockholders, for the election of directors and for the transaction of such other business as may properly come before the meeting, shall be held at such place, on such date, and at such time as Board of Directors shall fix.
B.Number of Directors.
    The number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted the Board of Directors, subject to the limitations set forth in the Bylaws of the Corporation, with each director to hold office until his or her successor shall have been duly elected and qualified.
C.Election of Directors; Vacancies.
At each annual meeting of stockholders, (i) directors shall be elected, with each director to hold office until his or her successor shall have been duly elected and qualified; and (ii) if authorized by a resolution of the Board of Directors, directors may be elected to fill any vacancy on the Board of Directors, regardless of how such vacancy shall have been created. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide. There shall be no right with respect to shares of stock of the Corporation to cumulate votes in the election of directors.
Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, disqualification, removal from office or other cause shall, unless otherwise required by law, be filled only by (i) the holders of a majority of the voting power of all then outstanding capital stock of the Corporation then entitled to vote generally in the election of directors at a meeting of stockholders called for such purpose or (ii) the unanimous written consent or vote of a majority of the directors then in office, though less than a quorum, and directors so chosen shall serve for a term expiring at the next annual meeting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified. .
D.Term of Members of Board of Directors.
Each member of the Board of Directors shall serve for one (1) year or until his or her successor shall be elected and qualified, or his or her earlier removal or resignation. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
E.Quorum.

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A majority of the Whole Board shall constitute a quorum for all purposes at any meeting of the Board of Directors, and, except as otherwise expressly required by law or by this Certificate of Incorporation, all matters shall be determined by the affirmative vote of a majority of the directors present at any meeting at which a quorum is present.
F.Removal of Directors.
Any director, or the entire Board of Directors, may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation then entitled to vote at an election of directors.
G.Special Meetings.
Special meetings of the stockholders, other than those required by statute, may be called at any time by the President or Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board and shall be called by the President at the request in writing of stockholders owning not less than 10% of the entire capital stock of the Corporation issued and outstanding and entitled to vote. Any special meeting called at the request of the stockholders pursuant to the preceding sentence shall be held on a date no later than 60 days following the Corporation’s receipt of the stockholders’ written request for such a meeting. The Board of Directors may postpone or reschedule any previously scheduled special meeting, other than a special meeting called at the request of the stockholders in accordance with this Section G.
ARTICLE VI.
DIRECTOR AND OFFICER LIABILITY
A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
ARTICLE VII.
COMPLIANCE WITH GAMING LAWS
Section 1.Definitions. For purposes of this Article VII, the following terms shall have the meanings specified below:

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(a)“Affiliate” shall mean a Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, a specified Person. For the purpose of this Section 1(a) of Article VII, “control,” “controlled by” and “under common control with” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise. “Affiliated Companies” shall mean those partnerships, corporations, limited liability companies, trusts or other entities that are Affiliates of the Corporation, including, without limitation, subsidiaries, holding companies and intermediary companies (as those and similar terms are defined in the Gaming Laws of the applicable Gaming Jurisdictions) that are registered or licensed under applicable Gaming Laws.
(b)“Gaming” or “Gaming Activities” shall mean the conduct of gaming and gambling activities, or the use of gaming devices, equipment and supplies in the operation of a gaming establishment or other enterprise, including, without limitation, race books, sports pools, slot machines, gaming devices, lottery devices, gaming tables, cards, dice, gaming chips, player tracking systems, cashless wagering systems and associated equipment and supplies.
(c)“Gaming Authorities” shall mean all federal, state, provincial, tribal, local and other regulatory and licensing bodies and agencies with authority over Gaming within any Gaming Jurisdiction in which the Corporation or any of its Affiliated Companies do business.
(d)“Gaming Jurisdiction” shall mean all jurisdictions, domestic, tribal and foreign, and their political subdivisions, in which Gaming Activities are or may be lawfully conducted including, without limitation, all jurisdictions in which the Corporation or any of its Affiliated Companies currently conduct or may in the future conduct Gaming Activities.
(e)“Gaming Laws” shall mean all laws, statutes, ordinances and regulations pursuant to which any Gaming Authority possesses regulatory and licensing authority over Gaming within any Gaming Jurisdiction, and all orders, decrees, rules and regulations promulgated by such Gaming Authority thereunder.
(f)“Gaming Licenses” shall mean all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, concessions and entitlements issued by a Gaming Authority necessary for or relating to the conduct of Gaming Activities.
(g)“Own,” “Ownership” or “Control” (and derivatives thereof) shall mean (i) ownership of record, (ii) “beneficial ownership” as defined in Rule 13d-3 promulgated by the United States Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (as now or hereafter amended) (“Rule 13d-3”), or (iii) the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person or the disposition of Securities, by agreement contract, agency or other manner.
(h)“Person” shall mean an individual, partnership, corporation, limited liability company, trust or any other entity.

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(i)“Redemption Date” shall mean the date specified in the Redemption Notice as the date on which the shares of the Securities Owned or Controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person are to be redeemed by the Corporation.
(j)“Redemption Notice” shall mean that notice of redemption given by the Corporation to an Unsuitable Person or an Affiliate of an Unsuitable Person pursuant to this Article VII. Each Redemption Notice shall set forth (i) the Redemption Date, (ii) the number and type of shares of the Securities to be redeemed, (iii) the Redemption Price and the manner of payment therefor, (iv) the place where any certificates for such chares shall be surrendered for payment and (v) any other requirements of surrender of the certificates, including how they are to be endorsed, if at all.
(k)“Redemption Price” shall mean the price to be paid by the Corporation for the Securities to be redeemed pursuant to this Article VII, which shall be that price (if any) required to be paid by the Gaming Authority making the finding of unsuitability, or if such Gaming Authority does not require a certain price to be paid that amount determined by the Board of Directors to be the fair value of the Securities to be redeemed; provided, however, that the price per share represented by the Redemption Price shall in no event be in excess of the closing sales price per share of the shares on the principal national securities exchange on which such shares are then listed on the trading date on the day before the Redemption Notice is deemed given by the Corporation to the Unsuitable Person or Affiliate of an Unsuitable Person or, if such shares are not then listed for trading on any national securities exchange, then the closing sales price of such shares as quoted in the NASDAQ Stock Market or SmallCap Market or, if the shares are not then so quoted, then the mean between the representative bid and the ask price as quoted by any other generally recognized reporting system. The Redemption Price may be paid in cash, by promissory note, or both as required by the applicable Gaming Authority and, if not so required, as the Board of Directors determines. Any promissory note shall contain such terms and conditions as the Board of Directors determines necessary or advisable, including without limitation, subordination provisions, to comply with any law or regulation applicable to the Corporation or any Affiliate of the Corporation or to prevent a default under, breach of, event of default under or acceleration of any loan, promissory note, mortgage, indenture, line of credit of other debt or financing agreement of the Corporation or any Affiliate of the Corporation. Subject to the forgoing, the principal amount of the promissory note together with any unpaid interest shall be due and payable no later than the tenth anniversary of delivery of the note and interest on the unpaid principal thereof shall be payable annually in arrears at the rate of 2% per annum.
(l)“Securities” shall mean the capital stock of the Corporation as described in Article IV hereof.
(m)“Unsuitable Person” shall mean a Person who (i) is determined by a Gaming Authority to be unsuitable to Own or Control any Securities or unsuitable to be connected or affiliated with a Person engaged in Gaming Activities in a Gaming Jurisdiction, or (ii) causes the Corporation or any Affiliated Company to lose or to be threatened with the loss of any Gaming License, or (iii) in the sole discretion of the Board of Directors of the Corporation, is

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deemed likely to jeopardize the Corporation’s or any Affiliated Company’s application for, receipt of approval for, right to the use of, or entitlement to, any Gaming License.
Section 2.Finding of Unsuitability.
(a)The Securities Owned or Controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person shall be subject to redemption by the Corporation, out of funds legally available therefor, by action of the Board of Directors, to the extent deemed necessary or advisable by the Board of Directors. If a Gaming Authority requires the Corporation, or the Board of Directors deems it necessary or advisable, to redeem any such Securities, the Corporation shall give a Redemption Notice to the Unsuitable Person or its Affiliate and shall purchase on the Redemption Date the number of Shares of the Securities specified in the Redemption Notice for the Redemption Price set forth in the Redemption Notice. From and after the Redemption Date, such Securities shall no longer be deemed to be outstanding, such Unsuitable Person or any Affiliate of such Unsuitable Person shall cease to be a stockholder with respect to such shares and all rights of such Unsuitable Person or any Affiliate of such Unsuitable Person therein, other than the right to receive the Redemption Price, shall cease. Such Unsuitable Person or its Affiliate shall surrender all certificates representing any shares to be redeemed in accordance with the requirements of the Redemption Notice.
(b)Commencing on the date that a Gaming Authority serves notice of a determination of unsuitability or the Board of Directors determines that a Person is an Unsuitable Person, and until the Securities Owned or Controlled by such Person are Owned or Controlled by a Person who is not an Unsuitable Person, the Unsuitable Person or any Affiliate of an Unsuitable Person shall not be entitled to: (i) receive any dividend or interest with regard to the Securities, (ii) to exercise, directly or indirectly or through any proxy, trustee, or nominee, any voting or other right conferred by such Securities, and such Securities shall not for any purposes be included in the shares of capital stock of the Corporation entitled to vote, or (iii) receive any remuneration in any form from the Corporation or any Affiliated Company for services rendered or otherwise.
Section 3.Notices. All notices given by the Corporation pursuant to this Article, including Redemption Notices, shall be in writing and may be given by mail, addressed to the Person at such Person’s address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed given personally or by telegram, facsimile, telex or cable.
Section 4.Indemnification. Any Unsuitable Person and any Affiliate of and Unsuitable Person shall indemnify and hold harmless the Corporation and its Affiliated Companies for any and all losses, costs and expenses, including attorney’s fees, incurred by the Corporation and its Affiliated Companies as a result of, or arising out of, such Unsuitable Person’s or Affiliate’s continuing Ownership or Control of Securities, the neglect, refusal or other failure to comply with the provisions of this Article VII, or failure to promptly divest itself of any Securities when required by the Gaming Laws or this Article VII.

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Section 5.Injunctive Relief. The Corporation is entitled to injunctive or other equitable relief in any court of competent jurisdiction to enforce the provisions of this Article VII and each holder of the Securities of the Corporation shall be deemed to have acknowledged, by acquiring the Securities of the Corporation, that the failure to comply with this Article VII will expose the Corporation to irreparable injury for which there is not adequate remedy at law and that the Corporation is entitled to injunctive or other equitable relief to enforce the provisions of this Article.
Section 6.Non-exclusivity of Rights. The Corporation’s rights of redemption provided in this Article VII shall not be exclusive of any other rights the Corporation may have or hereafter acquire under any agreement, provision of the Bylaws or otherwise.
Section 7.Further Actions. Nothing contained in this Article VII shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation or its Affiliated Companies from the denial or threatened denial or loss or threatened loss of any Gaming License of the Corporation or any of its Affiliated Companies. Without limiting the generality of the forgoing, the Board of Directors may conform any provisions of this Article VII to the extent necessary to make such a provision consistent with Gaming Laws. In addition, the Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind bylaws, regulations, and procedures of the Corporation not inconsistent with the express provisions of this Article VII for the purpose of determining whether any Person is an Unsuitable Person and for the orderly application, administration and implementation of the provisions of this Article VII. Such procedures and regulations shall be kept on file with the Secretary of the Corporation, the Secretary of its Affiliated Companies and with the transfer agent, if any, of the Corporation and any Affiliated Companies, and shall be made available for inspection by the public and, upon request mailed to any holder of Securities. The Board of Directors shall have exclusive authority and power to administer this Article VII and to exercise all rights and powers specifically granted to the Board of Directors or the Corporation, or as may be necessary or advisable in the administration of this Article VII. All such actions which are done or made by the Board of Directors in good faith shall be final, conclusive and binding on the Corporation and all other Persons; provided, however¸ that the Board of Directors may delegate all or any portion of its duties and powers under this Article VII to a committee of the Board of Directors as it deems necessary or advisable.
Section 8.Severability. If any provision of this Article VII or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article VII.
Section 9.Termination and Waivers. Except as may be required by any applicable Gaming Law or Gaming Authority, the Board of Directors may waive any of the rights of the Corporation or any restrictions contained in this Article VII in any instance in which the Board of Directors determines that a waiver would be in the best interests of the Corporation. The Board of Directors may terminate any rights of the Corporation or restrictions set forth in this

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Article VII to the extent that the Board of Directors determines that any such termination is in the best interests of the Corporation. Except as may be required by a Gaming Authority, nothing in this Article VII shall be deemed or construed to require the Corporation to repurchase any Securities Owned or Controlled by an Unsuitable Person of an Affiliate of an Unsuitable Person.
Section 10.Required New Jersey Charter Provisions.
(a)These Articles shall be deemed to include all provisions required by the New Jersey Casino Control Act, N.J.S.A. 5:12-1 et seq., as amended from time to time (the “New Jersey Act”) and, to the extent that anything contained herein or in the Bylaws of the Corporation is inconsistent with the New Jersey Act, the provisions of the New Jersey Act shall govern. All provisions of the New Jersey Act, to the extent required by law to be stated in these Articles, are incorporated herein by this reference.
(b)These Articles shall be subject to the provisions of the New Jersey Act and the rules and regulations of the New Jersey Casino Control Commission (the “New Jersey Commission”) promulgated thereunder. Specifically, and in accordance with the provisions of Section 82(d)(7) of the New Jersey Act, the Securities of the Corporation are held subject to the condition that, if a holder thereof is found to be disqualified by the New Jersey Commission pursuant to the provisions of the New Jersey Act, the holder must dispose of such Securities in accordance with Section 2(a) of this Article VII and shall be subject to Section 2(b) of this Article VII.
(c)Any newly elected or appointed director or officer of, or nominee to any such position with, the Corporation, who is required to qualify pursuant to the New Jersey Act, shall not exercise any powers of the office to which such individual has been elected, appointed or nominated until such individual has been found qualified to hold such office or position by the New Jersey Commission in accordance with the New Jersey Act or the New Jersey Commission permits such individual to perform duties and exercise powers relating to any such position pending qualification, with the understanding that such individual will be immediately removed from such position if the New Jersey Commission determines that there is reasonable cause to believe that such individual may not be qualified to hold such position.
ARTICLE VIII.
SHAREHOLDERS RIGHTS PLAN
    Any Rights Plan adopted by the Board of Directors shall have a triggering “Acquiring Person” beneficial ownership threshold of 25% or higher. If the Board of Directors adopts a Rights Plan, such Rights Plan will be put to a vote of stockholders within 135 days of the date of adoption of such Rights Plan (the “135th Day Deadline”). If the Corporation fails to hold a stockholder vote on or prior to the 135th Day Deadline, then the Rights Plan shall automatically terminate on the 135th Day Deadline. If a stockholder vote is held on the Rights Plan and it is not approved by the holders of a majority of shares voted, then the Rights Plan shall expire on a date not later than the 135th Day Deadline. “Rights Plan” shall mean any plan or arrangement of the sort commonly referred to as a “rights plan” or “stockholder rights plan” or “shareholder rights plan” or “poison pill” that is designed to increase the cost to a potential acquirer of exceeding the

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applicable ownership thresholds through the issuance of Common Stock, new rights or preferred shares (or any other security or device that may be issued to stockholders of the Corporation, other than ratably to all stockholders of the Corporation) that carry severe redemption provisions, favorable purchase provisions or otherwise, and any related rights agreement. The term “beneficial ownership” as used in the Rights Plan shall mean beneficial ownership as such term is defined in Rule 13d-3.
ARTICLE IX.
BYLAWS
    The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote thereon, shall be required to adopt, amend or repeal any provision of the Bylaws of the Corporation. For purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.
ARTICLE X.
AMENDMENTS
The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this corporation required by law or by this Certificate of Incorporation, and the affirmative vote of the holders of majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, shall be required to amend or repeal this Article X, Sections C or D of Article V, Article VI, or Article IX.
ARTICLE XI.
SECTION 203
The Corporation shall not be governed by or subject to the provisions of Section 203 of the DGCL as now in effect or hereafter amended, or any successor statute thereto.

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ARTICLE XII.
MANDATORY FORUM FOR ADJUDICATION OF DISPUTES
    Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the General Corporation Law of the State of Delaware or the Corporation’s Certificate of Incorporation or bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except as to each of (i) through (iv) above, for any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article XII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XII (including, without limitation, each portion of any sentence of this Article XII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.
ARTICLE XIII.
SEVERABILITY
    If any provision or provisions of these Articles shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision or provisions in any other circumstance and of the remaining provisions of these Articles (including, without limitation, each portion of any paragraph of these Articles containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision or provisions to other persons, entities and circumstances shall not in any way be affected or impaired thereby.
ARTICLE XIV.
DEEMED NOTICE AND CONSENT
    To the fullest extent permitted by law, each and every natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity purchasing or otherwise acquiring any interest (of any nature whatsoever) in any shares of the capital stock of the Corporation shall be deemed, by reason of and from and after

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the time of such purchase or other acquisition, to have notice of and to have consented to all of the provisions of (a) these Articles (including but not limited to Article X), (b) the Bylaws and (c) any amendment to these Articles or the Bylaws enacted or adopted in accordance with these Articles, the Bylaws and applicable law.
ARTICLE XV
INCORPORATOR

The name and mailing address of the incorporator is Edmund L. Quatmann, Jr., 100 West Liberty Street, Suite 1150, Reno, Nevada 89501.

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